UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-180021

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-164375

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-150912

UNDER

THE SECURITIES ACT OF 1933

VIKING SYSTEMS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	98-0406340
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

134 Flanders Road

Westborough, MA 01581

(508) 366-3668

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Viking Systems, Inc. Amended and Restated 2008 Equity Incentive Plan

Viking Systems, Inc. 2008 Non-Employee Directors’ Stock Option Plan

Viking Systems, Inc. Amended 2008 Equity Incentive Plan

(Full title of the plans)

Copy to:

John Kennedy Chief Executive Officer Viking Systems, Inc. 134 Flanders Road Westborough, MA 01581 (508) 366-3668	Amy M. Trombly, Esq. Trombly Business Law, PC 1320 Centre Street, Suite 202 Newton, MA 02459 (617) 243-0060
(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

RECENT EVENTS: DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements of Viking Systems, Inc. (“Viking”) on Form S-8, in each case as amended by any post-effective amendments thereto (collectively, the “Registration Statements”):

•

Registration Statement No. 333-180021, registering 3,000,000 shares of Viking’s common stock, par value $0.001 per share, issued under the Viking Systems, Inc. Amended and Restated 2008 Equity Incentive Plan;

•	Registration Statement No. 333-164375, registering 2,8000,000 shares of Viking’s common stock, par value $0.001 per share, issued under the Viking Systems, Inc. Amended 2008 Equity Incentive Plan;

•

Registration Statement No. 333-150912, registering 6,720,000 shares of Viking’s common stock under the Viking Systems, Inc. 2008 Equity Incentive Plan and 1,500,000 shares of Viking common stock under the Viking Systems, Inc. 2008 Non-Employee Directors’ Stock Option Plan.

On August 13, 2012, Viking Systems, Inc., a Delaware corporation (“Viking”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with CONMED Corporation, a New York corporation (“CONMED”) and Arrow Merger Corporation, a Delaware corporation and direct wholly-owned subsidiary of CONMED (“Merger Sub”), pursuant to which, among other things, Merger Sub would merge with and into Viking (the “Merger”), Viking would become a wholly-owned subsidiary of CONMED, and all outstanding shares of Viking common stock would be converted into the right to receive $0.27 in cash. The Merger became effective on September 26, 2012 (the “Effective Time”) following the filing of a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware.

As a result of the Merger, Viking has terminated any and all offerings of its securities pursuant to the Registration Statements. Accordingly, Viking hereby terminates the effectiveness of each Registration Statement and, in accordance with an undertaking made by Viking in Part II of each Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of Viking registered but unsold under the Registration Statements as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westborough, State of Massachusetts, on September 26, 2012.

VIKING SYSTEMS, INC.

By:	/s/ John “Jed” Kennedy
Name:	John “Jed” Kennedy
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Registration Statements has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert Mathews
Robert Mathews	Chief Financial Officer	September 26, 2012

/s/ Daniel S. Jonas
Daniel S. Jonas	Director	September 26, 2012

/s/ Robert D. Shallish, Jr.
Robert D. Shallish, Jr.	Director	September 26, 2012

/s/ Luke A. Pomilio
Luke A. Pomilio	Director	September 26, 2012

/s/ Terence M. Bergé
Terence M. Bergé	Director	September 26, 2012